Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-185946 and 333-197327 on Form S-3, Amendment No. 1 to Registration Statement No. 333-194778 on Form S-3, Registration Statement No. 333-194776 on Form S-3ASR, and Registration Statement No. 333-178659 on Form S-8 of Crestwood Midstream Partners LP of our report dated March 18, 2013 (February 28, 2014 as to Note 8 and Note 14), relating to the consolidated financial statements of Crestwood Midstream Partners LP and subsidiaries, (collectively the "Partnership") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the acquisition of Crestwood Marcellus Midstream LLC which was accounted for at historical cost as a reorganization of entities under common control as described in Note 10 and an explanatory paragraph on the unaudited pro forma information for the acquisitions of Inergy Midstream, L.P. and Arrow Midstream Holdings LLC presented in Note 3), appearing in this Annual Report on Form 10-K of Crestwood Midstream Partners LP for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 27, 2015